Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

March 31, 2011

The Goldman Sachs Group, Inc.,

200 West Street,

New York, New York 10282.

Ladies and Gentlemen:

We are acting as counsel to The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”). The Company filed with the Securities and Exchange Commission, on October 10, 2008, a registration statement on Form S-3ASR (File No. 333-154173) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to the proposed offer and sale of an unspecified principal amount of the Company’s senior, unsecured debt securities, including the Notes. The Notes are being issued under an indenture, dated as of July 16, 2008 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In rendering this opinion, we have examined the following documents:

1.	The Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company.

2.	The Indenture.

3.	Certificates of officers of the Company with respect to the authorization of the Notes, the determination of the terms of the Notes and related matters.

4.	Specimens of the Notes.

We also have examined such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our

The Goldman Sachs Group, Inc.	- 2 -

opinion, the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Notes or their offering and sale.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Notes have been manually signed by one of the Trustee’s authorized officers, that the Notes have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Annex A

Title of Note	Original Principal Amount	Date of Issue
15-Year Callable Quarterly Range Accrual Notes due 2026 (Linked to the S&P 500® Index and 3-Month USD LIBOR)	$2,300,000	March 31, 2011

Leveraged Buffered Index-Linked Notes due 2013 (Linked to the Russell 2000® Index)	$70,000	March 31, 2011

Equity Index-Linked Notes due 2017 (Linked to the Dow Jones Industrial Average®)	$1,371,000	March 31, 2011

Callable Index-Linked Notes due 2017 (Linked to the S&P 500® Index)	$568,000	March 31, 2011

15-Year Callable Quarterly Index-Linked Range Accrual Notes due 2026 (Linked to the S&P 500® Index)	$4,477,000	March 31, 2011

15-Year Callable Quarterly Range Accrual Notes due 2026 (Linked to the S&P 500® Index and 3-Month USD LIBOR)	$1,693,000	March 31, 2011

Buffered Index-Linked Notes due 2014 (Linked to the S&P 500® Index)	$1,915,000	March 31, 2011